Exhibit 99.1
[FHLBank Atlanta logo]

News Release
October 24, 2024

CONTACT: Sheryl Touchton
Federal Home Loan Bank of Atlanta
stouchton@fhlbatl.com
404.716.4296

Federal Home Loan Bank of Atlanta Announces Third Quarter 2024 Operating Highlights and Declares Dividend

ATLANTA, October 24, 2024 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2024. All numbers reported below for the third quarter of 2024 are approximate until the Bank announces unaudited financial results in its Form 10-Q, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about November 7, 2024.

Operating Results for the Third Quarter of 2024

•Net interest income for the third quarter of 2024 was $221 million, a decrease of $19 million, compared to net interest income of $240 million for the same period in 2023. Net income for the third quarter of 2024 was $150 million, a decrease of $28 million, compared to net income of $178 million for the same period in 2023. The decrease in net income was primarily due to a decrease in average advance balances. Net income for the current period was also impacted by $18 million in voluntary housing contributions during the third quarter of 2024.

•For the three months ended September 30, 2024, average advance balances were $89.8 billion, compared to average advance balances of $108.5 billion for the same period in 2023.

•The net yield on interest-earning assets for the third quarter of 2024 was 61 basis points, relatively stable, compared to 59 basis points for the same period in 2023. Many of the Bank's assets and liabilities are indexed to the Secured Overnight Financing Rate (SOFR). Average daily SOFR during the third quarter of 2024 was 5.28 percent compared to 5.24 percent for the same period in 2023.

•The Bank's third quarter 2024 performance resulted in an annualized return on average equity (ROE) of 7.50 percent as compared to 8.76 percent for the same period in 2023. The lower ROE was primarily driven by the decreased net income in 2024.

Financial Condition Highlights

•Total assets were $135.8 billion as of September 30, 2024, a decrease of $16.6 billion from December 31, 2023.

•Advances outstanding were $86.5 billion as of September 30, 2024, a decrease of $10.1 billion from December 31, 2023.

•Total capital was $7.9 billion as of September 30, 2024, a decrease of $256 million from December 31, 2023. Retained earnings was $2.7 billion as of September 30, 2024, an increase of $184 million from December 31, 2023.

•As of September 30, 2024, the Bank was in compliance with all applicable regulatory capital and liquidity requirements.

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Reliable Source of Liquidity

•During the first nine months of 2024, the Bank originated a total of $233.4 billion of advances, thereby providing significant liquidity to its members to support lending and other activities in their communities. The Bank is proud to continue to execute on its mission to be a reliable source of liquidity and funding for its members, while remaining adequately capitalized.

Commitment to Affordable Housing and Community Development

•The Bank commits 10 percent of its income before assessments to support the affordable housing and community development needs of communities served by its members as required by law, which amounted to $72 million for the 2023 statutory Affordable Housing Program (AHP) assessment available for funding in 2024. As of September 30, 2024, the Bank has accrued $58 million to its AHP pool of funds that will be available to the Bank’s members and their communities in 2025 for funding of eligible projects.

•The Bank has committed to voluntarily contribute, at a minimum, an additional 50 percent of its prior year statutory AHP assessment to affordable housing. During 2024, the Bank authorized $49 million in voluntary housing contributions consisting of $23 million in voluntary AHP non-statutory contributions and $26 million in voluntary non-AHP contributions. These amounts are anticipated to be expensed during 2024. Together with the $72 million from the 2023 statutory AHP assessment, this will result in a total commitment by the Bank to support affordable housing and community development needs of over $120 million for 2024.
•Since the inception of its AHP in 1990, the Bank has awarded more than $1.2 billion in AHP funds, assisting more than 177,000 households.

Dividends

•The board of directors of the Bank approved a third quarter 2024 cash dividend at an annualized rate of 7.35 percent.

•“We are pleased to declare a strong third quarter dividend and return value to our members,” said FHLBank Atlanta Chair of the Board, Thornwell Dunlap. “This is a testament to FHLBank Atlanta’s commitment to serving as a reliable source of liquidity for our members to support their business objectives and communities.”

•The dividend payout will be calculated based on members’ capital stock held during the third quarter of 2024 and will be credited to members’ daily investment accounts at the close of business on November 6, 2024.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of September 30, 2024	As of December 31, 2023
Advances	$86,536	$96,608
Investments	47,882	54,207
Mortgage loans held for portfolio, net	93	103
Total assets	135,793	152,370
Total consolidated obligations, net	124,414	141,572
Total capital stock	5,159	5,597
Retained earnings	2,708	2,524
Accumulated other comprehensive loss	(7)	(5)
Total capital	7,860	8,116
Capital-to-assets ratio (GAAP)	5.79%	5.33%
Capital-to-assets ratio (Regulatory)	5.79%	5.33%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Results and Performance Ratios	2024	2023	2024	2023
Net interest income	$221	$240	$716	$648
Standby letters of credit fees	5	2	13	6
Other income (loss)	1	(4)	4	(4)
Total noninterest expense (1)	60	40	154	122
Affordable Housing Program assessment	17	20	58	53
Net income	150	178	521	475
Return on average assets	0.41%	0.43%	0.45%	0.34%
Return on average equity	7.50%	8.76%	8.29%	7.29%
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(1) Total noninterest expense includes voluntary housing contributions of $18 million and $0 for the third quarter of 2024 and 2023, respectively, and $33 million and $7 million for the first nine months of 2024 and 2023, respectively.

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's Third Quarter 2024 Form 10-Q expected to be filed with the SEC on or about November 7, 2024 which will be available at www.fhlbatl.com and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System). Since 1990, the FHLBanks have awarded approximately $9.1 billion through the AHP's competitive and homeownership set-aside programs, assisting more than 1.2 million households.

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, disbursements, expenses and program allocations for voluntary contributions to affordable housing and community development and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; SOFR variations; future economic, liquidity and market conditions (including in the housing market and banking industry); changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, climate, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; and other adverse developments or events, including extraordinary or disruptive events, affecting the market, involving other Federal Home Loan Banks, their members or the FHLBank System in general, including acts or war and terrorism. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements.

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